News Release

PS Business Parks, Inc.

701 Western Avenue

Glendale, CA 91201-2349

psbusinessparks.com

For Release:	Immediately
Date:	August 24, 2015
Contact:	Edward A. Stokx
(818) 244-8080, Ext. 1649

PS Business Parks, Inc. Announces Promotion of Maria R. Hawthorne to President

GLENDALE, California—PS Business Parks, Inc. (NYSE:PSB) announced that effective immediately, Maria R. Hawthorne (previously Executive Vice President and Chief Administrative Officer) has been promoted to President.  Ms. Hawthorne has been with PS Business Parks and its predecessor for three decades, having served numerous managerial roles in her tenure with the Company.  Beginning in an administrative position shortly out of college, Ms. Hawthorne joined Public Storage in 1985 and soon became part of the management team of Public Storage Commercial Properties Group, which ultimately became PSB.  She quickly advanced with the Company, eventually relocating from Southern California to Washington, DC.  There, she ascended through successive leadership positions, ultimately taking full responsibility for the Company’s largest division, growing that portfolio to 6.4 million square feet, comprised of 23 parks and 1,200 customers, which generates in excess of $125 million of revenue annually.  While in Washington, DC, her responsibilities also expanded to include the entire east coast, including PSB’s successful launch into the Florida market in 2003, with its $215 million acquisition of MICC, a 3.4 million square foot industrial park.  Most recently, she led a re-entitlement process at PSB’s 45-acre Westpark Business Campus in the Tysons submarket of Washington, DC, which will include development of an approximately 400 unit multi-family project, scheduled to begin in late 2015. She holds a BA from Pomona College in International Relations.

Joseph D. Russell, Jr., PSB’s CEO, commented, “Maria Hawthorne’s contributions to PS Business Parks have been numerous, and her promotion to President is yet another meaningful and well-earned step in her successful career.  I have had the pleasure of working with Maria for well over a decade, and time and again I have been impressed by her leadership qualities.  She has built and mentored strong teams, led important and complicated initiatives, while also finding ways of creating long-term shareholder value.  I look forward to working with Maria in her new role as President of PS Business Parks.”

Ms. Hawthorne commented, “It is an honor to be moving into the position of President.  I want to thank Joe Russell and Ron Havner who have both set wonderful examples before me in this role.  I have seen this company grow in size and respect, while remaining true to the ownership of multi-tenanted business parks in excellent locations, as well as taking a disciplined approach to capital allocation.  I look forward to the continued success of PS Business Parks and this management team.”

Company Information

PS Business Parks, Inc., a member of the S&P SmallCap 600, is a self-advised and self-managed real estate investment trust (“REIT”) that acquires, develops, owns and operates commercial properties, primarily multi-tenant flex, office and industrial space. The Company defines “flex” space as buildings that are configured with a combination of office and warehouse space and can be designed to fit a number of uses (including office, assembly, showroom, laboratory, light manufacturing and warehouse space). As of August 24, 2015, the Company wholly owned 28.0 million rentable square feet with approximately 4,850 customers concentrated primarily in six states.

Additional information about PS Business Parks, Inc. is available on the Internet.  The Company’s website is psbusinessparks.com.

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